UPPER PENINSULA ENERGY CORPORATION
                             600 Lakeshore Drive
                          Houghton, Michigan 49931
                               (906) 487-5000
                             FAX: (906) 487-5199

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be held April 28, 1998


                                                                 March 24, 1998


To the Common Shareholders of
  UPPER PENINSULA ENERGY CORPORATION

      NOTICE is hereby given that the Annual Meeting of the Shareholders of Upper Peninsula Energy Corporation will be held at the Corporate Office of the Corporation, 600 Lakeshore Drive, Houghton, Michigan, on Tuesday, April 28, 1998, at 2 p.m. (EDT), for the following purposes:

      1. To elect two Class II Directors for three-year terms expiring in 2001;

      2. To transact such other business as may properly come before the meeting and any adjournments thereof;

all as set forth in the Proxy Statement accompanying this notice.

      Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Proxy Statement.

      Only holders of record of common stock on the stock transfer books of the Corporation at the close of business on March 6, 1998 will be entitled to vote at the meeting and any adjournments thereof.

                                       By order of the Board of Directors



                                       B. C. Arola
                                       Secretary

IF YOU ARE A HOLDER OF COMMON STOCK OF THE CORPORATION AND DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE FILL IN, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE BUSINESS REPLY ENVELOPE PROVIDED, AS EARLY AS POSSIBLE. NO POSTAGE IS REQUIRED.



                     UPPER PENINSULA ENERGY CORPORATION
                             600 Lakeshore Drive
                          Houghton, Michigan 49931
                               (906) 487-5000

                               PROXY STATEMENT

      The enclosed proxy, which is being mailed on or about March 24, 1998, is solicited on behalf of the Board of Directors of Upper Peninsula Energy Corporation (the "Corporation") for use at the Annual Meeting of the Shareholders of the Corporation to be held at the Corporate Office of the Corporation, 600 Lakeshore Drive, Houghton, Michigan, on Tuesday, April 28, 1998, at 2 p.m. (EDT) and any adjournments thereof.

      A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by written notice to the Secretary of the Corporation, or by sending a later dated proxy, or in person at the April 28, 1998 meeting.

      The Corporation will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or other electronic means by certain of the Corporation's employees without additional compensation therefor. The Corporation may also retain and compensate one or more outside organizations to assist in the solicitation of proxies.

             STOCK OUTSTANDING, VOTING RIGHTS AND VOTES REQUIRED

      Only holders of common stock of record on the stock transfer books of the Corporation at the close of business on March 6, 1998, (the "record date") will be entitled to vote at the meeting. The Corporation had 2,950,001 shares of common stock outstanding on the record date, and a majority of such shares constitutes a quorum for transaction of business at the meeting.

      Directors will be elected by a plurality of votes of common shareholders cast for the election of Directors at the meeting. For election of Directors and on all other matters, the holders of the common stock are entitled to one vote for each share of stock held and owned by them.

                      SECURITY OWNERSHIP OF MANAGEMENT

      To the knowledge of the Corporation, no person, firm, corporation or group owned, of record or beneficially, more than five percent of the outstanding common stock of the Corporation on March 6, 1998.

      The following table sets forth certain information regarding the beneficial ownership of the Corporation's common stock as of March 6, 1998 by: (a) Corporation Directors; (b) the Corporation's Chief Executive Officer and the other executive officers named in the SUMMARY COMPENSATION TABLE and (c) the Corporation's executive officers and Directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all common stock set forth opposite their names.

                                           Number of Common
                                             Stock Shares         Percent (2)
      Name of Beneficial Owner          Beneficially Owned (1)     of Class
      ------------------------          ----------------------    -----------

Clarence R. Fisher                             6,009                   *

Samuel S. Benedict                               800                   *

Rodger T. Ederer                                 452                   *

Thomas M. Strong                                 297                   *

Leonard Angeli                                   140                   *

Robert A. Ubbelohde                              100                   *

Neil D. Nelson                                 1,827 (3)               *

Burton C. Arola                                2,119                   *

All Executive Officers and Directors
 as a Group - - - - (8 persons)               11,744                   *

<F1>  Each of the beneficial owners identified above has sole voting and investment power as to all of the shares shown in this column as beneficially owned, with the exception of those held by certain Officers and Directors jointly with their spouses or directly by their spouses, minor children, or certain other relatives or relatives of their spouses.

<F2>  Asterisk indicates less than one percent.

<F3>  Mr. Nelson's spouse owns sole voting and investment power as to
      1,507 shares. Mr. Nelson disclaims any beneficial interest in said shares.

                            ELECTION OF DIRECTORS

      The shares represented by the proxies which are executed and returned will be voted at the Annual Meeting for the election, as Class III Directors, of the two nominees named in the table set forth below, unless authority to vote for individual nominees, or the nominees as a group, is expressly withheld.

      The Articles of Incorporation of the Corporation provide that the Board of Directors shall be divided into three classes, with each class to be as nearly equal in number as shall be possible, and that one class shall be elected each year for a term of three years. Accordingly, it is proposed that Messrs. Leonard Angeli and Robert A. Ubbelohde, who are presently Class III Directors whose terms expire at this meeting, be elected to serve three-year terms until their successors are duly elected and qualify.

      Listed below, by Class, are the names of those persons nominated for election as Directors of the Corporation (each is currently a Director), and of the continuing Directors of the Corporation, their principal occupations, ages, the year in which each first became a Director of the Corporation or the Corporation's predecessor in interest, and the year in which each such Director's term as a Director will expire:

             Name, Principal Occupation                  Age at       First Became
                for Last Five Years                      4/28/98       a Director
---------------------------------------------------      -------      ------------

           NOMINEES DIRECTORS -- CLASS III (Term Expiring in 2001)

LEONARD ANGELI (2)                                          66           1989
  Retailer, Leonard Angeli, Inc.

ROBERT A. UBBELOHDE Ph.D. (3)                               55           1995
  Dean of the Faculty, 1988-1991 and President 1991
  to present, Suomi College, Hancock, Michigan

          CONTINUING DIRECTORS -- CLASS II (Term Expiring in 2000)

SAMUEL S. BENEDICT (2)                                      68           1986(1)
  Retired.  Formerly President & Chief Operating
  Officer, Mead Corporation

CLARENCE R. FISHER                                          58           1992
  Chairman of the Board, Chief Executive Officer
  and President of the Corporation and Upper
  Peninsula Power Company

           CONTINUING DIRECTORS -- CLASS I (Term Expiring in 1999)

RODGER T. EDERER (2)                                        67           1978(1)
  Practicing Attorney, 1784 Hamilton Road Okemos,
  Michigan since July 1995.  Prior thereto a
  shareholder in the Lansing, Michigan, law firm
  of Loomis, Ewert, Ederer, Parsley, Davis &
  Gotting, P. C.

THOMAS M. STRONG (3)                                        60           1989
  President & Chief Executive Officer,
  Citizens State Bank of Ontonagon, Michigan

NOTES:

<F1>  Includes period of service as a Director of the Corporation's
      Principal subsidiary Upper Peninsula Power Company (UPPCO).

<F2>  Member of Compensation Committee;  Samuel S. Benedict, Chairman.

<F3>  Member of Audit Committee;  Thomas M. Strong, Chairman.

      There are no family relationships among the Directors.

      Should any of the nominees become unavailable for any reason (which is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be selected by the Board of Directors of the Corporation.

                           DIRECTORS' COMPENSATION

      During 1997, the Corporation's Directors, except Directors who are employees, received an annual retainer of $7,200; $500 for each directors' meeting attended; and $500 for each committee meeting attended.

               DIRECTORS AND COMMITTEE MEETINGS AND FUNCTIONS

      During 1997, the Directors held a total of Nine (9) meetings.

      The Audit Committee held two meetings in 1997. On February 13, 1998, the Corporation's Audit Committee met with representatives of Deloitte & Touche LLP to review the financial statements for the year ended December 31, 1997, and will report their findings to the Board of Directors and management.

      The functions of the Audit Committee are to: (1) recommend the selection, retention and termination of the Corporation's external auditors; (2) approve, in advance, the types of professional services for which the Corporation would retain the external auditors and consider whether any such service would impair the independence of the external auditors; (3) review the overall scope of the audit with external auditors, the financial statements and external audit results and recommendations of the independent audit with management; and (4) provide whatever additional function it deems necessary in connection with the internal accounting and reporting practices of the Corporation.

      The Compensation Committee held four meetings in 1997. The functions of the Compensation Committee are to: (1) recommend compensation levels for Directors of this Corporation; (2) recommend the annual salary level and employee fringe provisions, as well as any special compensation program of all officers of the Corporation; (3) to review and approve the salary administration program of the Corporation; (4) to set performance goals and to establish eligibility for the various incentive plans; (5) to prepare and submit for inclusion in the annual proxy statement a Compensation Committee Report on Executive Compensation; and (6) to keep informed of union settlement terms negotiated.

      The Corporation does not have a nominating or any similar committee.

      Each Director attended all of the meetings of the Board of Directors and committees of which he was a member during 1997.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                          IN COMPENSATION DECISIONS

      The relationship between Compensation Committee member Rodger T. Ederer and the Corporation is described in TRANSACTIONS WITH MANAGEMENT below.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors of Upper Peninsula Power Company (the "Committee") is pleased to present its report on executive compensation. This Committee report documents the components of the Corporation's executive officer compensation programs and describes the basis on which 1997 compensation determinations were made by the Committee with respect to the executive officers of the Corporation, including the executive officers that are named in the SUMMARY COMPENSATION TABLE.

Compensation Philosophy and Overall Objectives of Executive Compensation
 Programs

      It is the philosophy of the Corporation to ensure that executive compensation be directly linked to improvements in corporate performance and increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

1. Provide a competitive total compensation package that enables the Corporation to attract and retain key executives.

2. Integrate all pay programs with the Corporation's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

3. Provide variable compensation opportunities that are directly linked with the performance of the Corporation and that align executive remuneration with the interests of shareholders.

Compensation Program Components

      The Committee regularly reviews the Corporation's annual compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Corporation's Chief Executive Officer (CEO) and other executive officers. The specific elements of the compensation program are further explained below.

      Base Salary. Base pay levels are largely determined through comparisons with companies of similar size and complexity of the Corporation. In arriving at actual salaries, the Committee considers the earnings per share, other operating results and individual performance contributions, all within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary. Including salary mid-point attainment adjustments, the named executive officers received average salary increases of 5.6% effective July 1, 1997. Base salaries will be reviewed in July, 1998.

      Incentive Compensation. The Committee considers long-term incentive opportunities to be an integral part of the Company's executive compensation program . The 1995 Corporate Performance Incentive Plan and the 1995 Long-Term Stock Incentive Plan are discussed below, as part of the SUMMARY COMPENSATION TABLE and under OTHER COMPENSATION PLANS.

      The 1995 Performance Incentive Plan allows the Committee to make cash awards, Corporate common stock awards or a combination of cash or stock (including restricted stock) to the eleven positions selected by the Committee as being eligible to participate. These positions include the three executive officers named in the SUMMARY COMPENSATION TABLE below, another officer and key management positions in grades 17 and above.

      Performance incentive awards are made based on the Corporation's previous years performance measurements of shareholder related and customer related criteria compared to the same measurements of a group of upper midwest utilities. From this data a mandatory minimum of 50 performance points must be earned out of a maximum of 100 performance points. These performance points become a "performance multiplier" which is then applied to maximum performance award opportunities (being 30% of the base salary of the Chairman of the Board and Chief Executive Officer and President, 25% for the other officers and 20% for the non-officer participants).

      The 1995 Long-Term Stock Incentive Plan, in furtherance of the incentive program, provides for the award of stock options, restricted stock and unrestricted stock awards as determined by the Committee. See OTHER COMPENSATION PLANS below.

Discussion of 1997 Compensation for the Chairman of the Board and Chief
 Executive Officer

      The Chief Executive Officer's base salary is established based largely on the same policy applicable to executive officers and discussed above, except that salary decisions are made with a significant emphasis on earnings, operating results and quality of management.

      Executive compensation reviews are made annually with adjustments effective July 1 of each year. Effective July 1, 1997, Mr. Fisher's salary upon review, was increased from $199,250 to $210,000.

      After review of base compensation, other benefits and the incentive program, the Committee believes that the total compensation program for executives of the Corporation will be competitive with the compensation programs provided by other corporations of comparative size and nature. The Committee also believes that any amounts paid under the incentive program will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the annual financial and operational results of the Corporation.

Compensation Committee of the Board of Directors

Samuel S. Benedict, Chairman         Leonard Angeli         Rodger T. Ederer


                         SUMMARY COMPENSATION TABLE

      The following tabulation sets forth total compensation during 1995, 1996 and 1997 for the Chief Executive Officer and two executive officers of the Corporation and its subsidiaries whose total annual compensation (base salary and bonus) exceeded $100,000:


                                            Annual Compensation          Long-Term Compensation
                                     ---------------------------------   ----------------------
                                               Base                         Restricted Stock            All Other
   Name and Principal Position       Year    Salary($)    Bonus (1)($)        Awards (2)($)        Compensation (3)($)
---------------------------------    ----    ---------    ------------   ----------------------    -------------------

Clarence R. Fisher, Chairman of      1997     204,393        49,314                 -0-                  138,819
 the Board, Chief Executive          1996     192,957             0              42,098                    5,095
 Officer and President               1995     181,198             0              40,845                    2,764

Neil D. Nelson                       1997     127,099        25,375                 -0-                   72,102
 Vice President - Operations         1996     118,604             0              21,469                    4,332
                                     1995     110,400             0              20,650                    2,333

Burton C. Arola                      1997     116,549        23,531                 -0-                   70,722
 Vice President - Finance            1996     111,150             0              20,325                    4,826
 Treasurer and Secretary             1995     105,504             0              19,915                    2,715

-------------------
<F1>  The amounts appearing in this column represent 1996 Performance
      Incentive Plan cash awards paid in 1997.

<F2>  The amounts appearing in this column are the dollar values of restricted stock awards granted during each reporting year beginning in 1995 when the Corporation's 1995 Performance Incentive Plan was adopted. During 1997 all restricted stock was surrendered to UPEN, see further discussion below.

<F3>  On July 10, 1997, the Board of Directors of the Corporation approved the Agreement and Plan of Merger (the "Merger Agreement") between the Corporation and WPS Resources Corporation ("WPS Resources"). Immediately prior to the execution and delivery of the Merger Agreement, UPPCO entered into agreements with ten officers and employees of UPPCO who had been participants in UPEN's 1995 Corporate Performance Incentive Plan and 1995 Long-Term Stock Incentive Plan (the "Incentive Plan Participants"), including Messrs. Fisher, Nelson and Arola, pursuant to which UPPCO agreed to make a one-time payment to the Incentive Plan Participants in amounts ranging from 46.5% to 63.4% of their respective base salaries (an aggregate of $533,208) on or before August 10, 1997, in consideration for the continued employment and cooperation of such Incentive Plan Participants with respect to the facilitation of the merger of UPEN and WPS Resources (the "Merger") and the smooth transition of operation after the consummation of the Merger. These agreements provide that if the employment of an Incentive Plan Participant is terminated other than under specified conditions, such Incentive Plan Participant will be required to repay to UPPCO a pro rata portion of such additional cash compensation based upon the percentage of the period between July 10, 1997 and July 31, 1998 during which such Incentive Plan Participant no longer continued to be employed by UPPCO. Pursuant to these agreements, Messrs. Fisher, Nelson and Arola received payments of $133,166, $67,644 and $64,977, respectively, included in the amounts of "All Other Compensation" set forth above. Other amounts appearing in this column represent Company paid life and disability insurance premiums, auto insurance premium allowance and contributions made to the UPPCO 401(k) plan for salaried employees.

      Immediately prior to the execution and delivery of the Merger Agreement, each of the Incentive Plan Participants who received an aggregate of 18,714 shares of restricted stock and options to acquire an aggregate of 9,311 shares of UPEN Common Stock under UPEN's 1995 Long-Term Stock Incentive Plan surrendered such restricted stock and options. Each of UPEN's five outside directors surrendered the 100 shares of UPEN Common Stock issued to each of them as compensation for services as directors of UPEN. Their were no stock option grants in 1997 under the 1995 Long-Term Stock Incentive Plan.

                              PERFORMANCE GRAPH

      The following performance graph compares the performance of Upper Peninsula Energy Corporation's Common Stock to the Nasdaq Stock Market Total Return Index (United States Companies) and Edison Electric Institute Index of 100 investor-owned electrics (which includes UPEN) for the last five fiscal years. The graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 at December 31, 1992 and that all dividends were reinvested.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

             Upper Peninsula    NASDAQ Stock Market     EEI Index 100
                 Energy         Total Return Index     Investor - Owned
               Corporation       - U.S. Companies         Electrics
             ---------------    -------------------    ----------------

1992               100                  100                  100
1993               110                  115                  111
1994                96                  112                   98
1995               122                  159                  129
1996               122                  195                  130
1997               200                  240                  166


                                PENSION PLANS

      Upper Peninsula Power Company (UPPCO), a subsidiary of Upper Peninsula Energy Corporation, maintains a Pension Plan applicable to all full-time employees. Benefits are determined under the Plan by taking the employee's monthly base rate of pay at July 1, 1980, and multiplying by 2%. This sum is then multiplied by the number of years and fractions thereof of credited service prior to July 1, 1980, which develops the employee's monthly past-service benefit. This monthly past-service benefit is then added to the employee's monthly future-service benefit, which is derived by adding, for each year and fractions thereof of credited service after July 1, 1980, 2% of the employee's monthly base rate of pay at each July 1. The Plan provides for optional early retirement payments based on a 3% reduction of base benefits for each year of early retirement prior to normal retirement age of 65 or, under the Rule of 85 formula, 100% of base benefits at the time of early retirement for all employees accumulating 85 or more points from the sum of their age plus years of service. The estimated annual pension benefit, taking into consideration the limitations imposed by Internal Revenue Code Section 401(a)(17), payable to the three executive officers named in the SUMMARY COMPENSATION TABLE upon retirement at age 65 (normal retirement age under the Plan) based on the assumption that they will continue their salary rates at December 31, 1997, until their normal retirement date is: Mr. Fisher $65,558, Mr. Nelson $26,041 and Mr. Arola $78,566.

      An unfunded Supplemental Retirement Plan (the "SERP") is maintained by UPPCO for a select group of management employees including the three executive officers named in the SUMMARY COMPENSATION TABLE, as designated by the Board of Directors and provides an annual retirement supplement for life, but not to exceed 15 years, equal to 0.5% times final annual salary times years of service. A minimum of 25 years and a maximum of 40 years of service are used in the benefit calculation, but not for purposes of eligibility. Under normal conditions, a beneficiary of the SERP must continue to be employed through age 60 in order to qualify for benefits under the SERP. The SERP provides, however, that participants will receive full eligibility for full benefits following a Change in Control of UPEN (which would include the Merger). The SERP also provides to participants who retire after a Change in Control with reduced benefits under UPPCO's Pension Plan due to failure to meet full eligibility requirements, an additional benefit payment equal to the amount of the reduction in Pension Plan benefits. The benefits payable to a participant under the SERP are also subject to the further limitation that such benefits, when combined with any other payment or benefit under any other agreement or plan of UPEN or any of its affiliates or subsidiaries, shall not constitute an "excess parachute payment" for purposes of Section 280G of the Code. The SERP also provides a supplemental benefit for a participant and a participant's surviving spouse, who participates in the Company's Pension Plan and whose benefit under the pension plan is reduced due to the limitations imposed by Internal Revenue Code Section 401(a)(17). The supplemental benefit will be an amount equal to the difference between the amount the participant would have received pursuant to the terms of the Pension Plan but for the limitations imposed and the amount actually received.

                     SUPPLEMENTAL RETIREMENT PLAN TABLE

                                     Years of Service
      Annual          ----------------------------------------------
   Remuneration         25           30           35           40
   ------------       -------      -------      -------      -------

    $ 100,000         $12,500      $15,000      $17,500      $20,000
      110,000          13,750       16,500       19,250       22,000
      120,000          15,000       18,000       21,000       24,000
      130,000          16,250       19,500       22,750       26,000
      140,000          17,500       21,000       24,500       28,000
      150,000          18,750       22,500       26,250       30,000
      160,000          20,000       24,000       28,000       32,000
      170,000          21,250       25,500       29,750       34,000
      180,000          22,500       27,000       31,500       36,000
      190,000          23,750       28,500       33,250       38,000
      200,000          25,000       30,000       35,000       40,000
      210,000          26,250       31,500       36,750       42,000
      220,000          27,500       33,000       38,500       44,000
      230,000          28,750       34,500       40,250       46,000
      240,000          30,000       36,600       42,000       48,000
      250,000          31,250       37,500       43,750       50,000


      The amounts under the heading Annual Remuneration are the amounts reportable under the heading Base Salary in the SUMMARY COMPENSATION TABLE, not annualized. As of December 31, 1997, Messrs. Fisher, Nelson and Arola were credited with 34, 25 and 25 years of service, respectively.

      The increased benefit due Mr. Fisher to offset the Internal Revenue Code Section 401(a)(17) restriction discussed above is not reflected in the above table. Assuming normal retirement at age 65 and present salary rate, Mr. Fisher would be entitled to an additional $9,891.

      Increased benefits that may result from a Change in Control occurrence are not reflected in the above table.

        TERMINATION OF EMPLOYMENT AND "CHANGE OF CONTROL" ARRANGEMENTS

      UPPCO has entered into Termination Agreements with a select group of management personnel of UPEN and UPPCO, including the three executive officers named in the SUMMARY COMPENSATION TABLE and one additional executive officer. Under the terms of such Termination Agreements, following a "Change of Control" of UPEN, which occurred on January 29, 1998 when approval of the Merger by the holders of UPEN Common Stock occurred, if the participant's employment is terminated without Cause (as defined in such Termination Agreements), other than due to Retirement or Disability (as such terms are defined in such Termination Agreements), or by the participant for Good Reason (as defined in such Termination Agreements), which includes a determination by the participant in good faith within one year following the "Change of Control" that such participant can no longer continue to fulfill the responsibilities for which such participant was employed, then the participant will be entitled to receive a severance payment equal to the maximum amount allowable such that such payment, when combined with any other payment or benefit under any other agreement or plan of UPEN or any of its affiliates or subsidiaries, will not constitute an "excess parachute payment" for purposes of Section 280G of the Code. The amount to which a participant would be entitled under such participant's Termination Agreement will, therefore, depend upon the total combination of benefits to which such participant would be entitled following a "Change of Control" of UPEN. Without giving effect to reductions by reason of the receipt of other benefits, a participant's severance payment would be an amount not to exceed three times such participant's average annual wage over the previous five years.

                          OTHER COMPENSATION PLANS

      An Employee Stock Purchase Plan is available to all full-time employees who have more than six (6) months of service with UPPCO. This Plan allows employees, through payroll deductions up to 15% of their gross pay, to purchase common stock of the Corporation twice each year (June 1 and December 1) at a price equal to 90% of the average price which was in effect six (6) months prior to the purchase date. Directors who are not employees are not eligible to participate in this Plan. During 1997, the difference between the option price of common stock purchased under this Plan and the fair market value of the shares purchased amounted to $1,674 for Mr. Fisher, $1,674 for Mr. Nelson and $420 for Mr. Arola. Future amounts will be based on the number of shares purchased, option price and the fair market value.

      UPPCO 401(k) plans are available for all employees who have more than six (6) months of service. Voluntary employee contributions, through payroll deductions from 1 % to 15 % of annual income, can be made by all eligible employees. All participating employees receive a 50% matching contribution (up to a maximum of 3% of the employee's salary). A 1997 lump sum contribution to the 401(k) for the benefit of certain salaried employees was approved by the Board of Directors based on 1996 performance. Such contributions are to be made in amounts equal to 1 % of base salary if performance goals are met. The 1997 applicable performance goal was a 12.25% return on common equity. It is expected that the required return on common equity will be reviewed in subsequent years. Withdrawals from the Plan can only be made upon death, retirement, disability, termination of employment, serious financial hardship or upon reaching age 59 1/2. Directors who are not employees are not eligible to participate in this Plan.

      In 1995, the Directors of the Corporation adopted the 1995 Corporate Performance Incentive Plan and 1995 Long-Term Stock Incentive Plan. Both plans are designed to attract and retain capable employees and to provide them with long-term incentives to continue their services to the Corporation, to maximize the value of the Corporation to its stockholders and to permit such officers and key employees to acquire a continuing ownership interest in the Corporation. In 1997, cash awards were made based on the Corporation's previous years performance measurements of shareholder related and customer related criteria compared to the same measurements of a group of upper midwest utilities. From this data, it was determined that a total of 82.5 performance points out of a maximum of 100 had been earned, resulting in a .825 "performance multiplier". This
 .825 performance multiplier was then applied to maximum performance award opportunities (being 30% of the base salary of the Chairman of the Board and Chief Executive Officer and President, 25% for the other officers and 20% for the non-officer participants). At the discretion of the Compensation Committee future awards may be cash, Corporate common stock or a combination of cash or stock (including restricted stock). No incentive stock options were granted in 1997.

                        TRANSACTIONS WITH MANAGEMENT

      Mr. Rodger T. Ederer, a Class I Director, rendered various legal services in 1997 to the Corporation and its subsidiaries as a private practicing attorney. During 1997, in the ordinary course of its business, an aggregate of $90,414 was paid to Mr. Ederer. Mr. Ederer has also been retained for the year 1998.

                                ANNUAL REPORT

      The financial statements and auditors' opinion are contained in the enclosed Upper Peninsula Energy Corporation's 1997 Annual Report to Shareholders.

                            SHAREHOLDER PROPOSALS

      Shareholder proposals intended for inclusion in the 1999 proxy and proxy statement must be received by the Secretary of the Corporation, 600 Lakeshore Drive, P. O. Box 130, Houghton, Michigan 49931-0130, not later than November 24, 1998.

                       INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of Deloitte & Touche LLP (or an associated predecessor) has been retained by the Corporation or its subsidiary, UPPCO, as auditors since 1947 and are considered for appointment in the month of July each year. Representatives of Deloitte & Touche LLP are not expected to be available at the Annual Meeting of Shareholders.

                           DISCRETIONARY AUTHORITY

      The Board of Directors of the Corporation has no knowledge of any business to be brought before the Annual Meeting of Shareholders of the Corporation other than that which is specified in the notice of such meeting or may arise in connection with or for the purpose of effecting the same. Should any other business properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.



                         UPPER PENINSULA ENERGY CORPORATION
          600 Lakeshore Drive P.O. Box 130 Houghton, MI 49931-0130


                   SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF SHAREHOLDERS ON APRIL 28, 1998

The undersigned hereby appoints Clarence R. Fisher and Burton C. Arola as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of UPPER PENINSULA ENERGY CORPORATION held on record by the undersigned on March 6, 1998, at the Annual Meeting of Shareholders to be held April 28, 1998, or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" SUCH PROPOSAL.

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|     PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE    |
|                              ENCLOSED ENVELOPE.                            |
|                                                                            |
|     NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.      |
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HAS YOUR ADDRESS CHANGED?                 D0 YOU HAVE ANY COMMENTS?

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[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE


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           UPPER PENINSULA
         ENERGY CORPORATION

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                   If joint account, each owner must sign.

Shareholder, please sign this proxy exactly as your name(s) appear(s) to the left, including the title "Executor", "trustee", etc., if the same is indicated. If stock is held by a corporation, this proxy should be executed by a proper officer thereof.

RECORD DATE SHARES:




                                                  ----------------------------
Please be sure to sign and date this Proxy.      | Date                       |
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|                                                                             |
|                                                                             |
-----Shareholder sign here------------------------Co-owner sign here---------


                                                For All               For All
1.  Election of Directors.                      Nominees   Withhold   Except

         Leonard Angell                           [ ]        [ ]       [ ]
       Robert a. Ubbelohde

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's name. Your shares will be voted for the remaining nominee.

                                                       For    Against   Abstain

2.  In their discretion, the proxies are authorized    [ ]      [ ]       [ ]
    to vote upon such other business as may properly come before the meeting, including voting for substitute nominees if any director nominee is not available.



Mark box at right if an address change or comment has been noted on the
reverse side of this card                                                   [ ]